EXHIBIT E-2

REORGANIZATION AGREEMENT

REORGANIZATION AGREEMENT

     This Reorganization Agreement is made and entered into this 27th day of January, 1989 between and among Cozmal Technology, Inc., a Utah Corporation, which is referred to herein as the Company", Matrix Technologies, Inc., a Texas corporation, which is referred to herein as 'Matrix," and the persons identified in Exhibit A attached hereto, who are the beneficial owners of 100% of the issued and outstanding equity securities of Matrix (the "Shareholders").

     WHEREAS, the Shareholders own, and have the unrestricted right to sell, transfer and convey, one hundred percent (100%) of the issued and outstanding capital stock of Matrix, and

     WHEREAS, the Company wishes to acquire one hundred percent (100%) of the issued and outstanding capital stock of Matrix, in exchange for authorized but unissued shares of the Common Stock of the Company, and

     WHEREAS, the shareholders of the Company have previously approved, subject only to the closing of this Reorganization Agreement, a reverse stock split which has positioned the Company to complete the transactions contemplated by this Agreement, and

     WHEREAS, the shareholders of the Company have previously approved, subject only to the closing of this Reorganization Agreement, a change in the name of the Company to NeuroGenesis, Inc., and

     WHEREAS, the Shareholders have agreed to contribute one hundred percent (100%) of the issued and outstanding capital stock of Matrix to the Company in exchange for authorized but unissued Common Stock of the Company, and

     WHEREAS, the Company and the Shareholders wish to formalize the abovementioned agreement and thereafer accomplish such exchange on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto have agreed and by these presents do hereby agree as follows:

     1.  REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS AND MATRIX. Matrix and the Shareholders hereby jointly and severally make the following express representations and warranties to the Company:

(a)     Matrix is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own its property and carry on its business in the State of Texas. Certified copies of Matrix's Certificate of Incorporation and By-laws have heretofore been furnished to the Company by Matrix and/or the Shareholders, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws, including all amendments thereto.

(b)     Matrix has the corporate authority to issue a total of 5,000,000 shares of $0.01 par value Common Stock, of which 4,000,000 shares have been validly issued, are now outstanding and are held of record by the Shareholders identified in Exhibit A, Schedule A-1.

(c)     Prior to the Closing Date specified herein, Matrix will have received fully paid subscriptions for an additional 220,000 shares of its Common Stock which are presently being offered to qualified prospective investors at a price of SI.71 per share by means of a Private Placement Memorandum dated December 15, 1988. A true and complete copy of the above referenced Private Placement Memorandum, including all exhibits thereto, is attached hereto as Exhibit B. MI persons who purchase such additional shares of the Common Stock of Matrix shall be identified in Exhibit A, Schedule A-2.

(d)     Each person who subscribes to purchase any of the shares of Common Stock specified in Section 1(c) shall, as a condition of sale, be required to assent to all of the terms and conditions of this Agreement.

(e)     The Shareholders will have full power and authority to exchange the 4,220,000 shares of Matrix's Common Stock which are held by them upon the terms and conditions provided for in this Agreement, and said shares will have been duly and validly issued and be free and clear of any lien or other encumbrance on the Closing Date specified herein.

(f)      The unaudited October 31,1988 financial statements of Matrix, which have been compiled by Peat, Marwick, Main & Co., and are attached as an exhibit to the Private Placement Memorandum, constitute substantially true and correct statements of the financial condition of Matrix and of Matrix's assets and liabilities as of such date. Except as described in the notes to such financial statements, Matrix has not:

(1)     issued any additional shares of its capital stock, or any options to acquire such stock, to any person other than:
Final Reorganization Agreement

i.      the persons listed in Exhibit A, Schedule A-2, who have recently acquired shares of Matrix Common Stock in connection with the private placement of Matrix Common Stock which is described in Section 1(c) and the Private Placement Memorandum, or

ii.      the persons listed in Exhibit A, Schedule A-3, who have recently been granted options to acquire shares of Matrix Common Stock in exchange for the forgiveness of indebtedness or for services rendered,

(2)     paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of capital stock,

(3)     paid or agreed to pay any consideration in redemption of any of its issued and outstanding shares of capital stock, or

(4)     entered into any other transaction or agreement which would, or might, materially impair the shareholder's equity of Matrix as reflected in such financial statements.

(g)     Since October 31, 1988, Matrix has not engaged in any material transactions other than transactions in the normal course of the operation of its business, which would, or might, materially impair the shareholder's equity of Matrix as reflected in the financial statements which are attached as an exhibit to the Private Placement Memorandum.

(h)     Matrix is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been:

(1)     provided for in the financial statements attached as an exhibit to the Private Placement Memorandum, or

(2)     disclosed to the Company in writing.

(i)     Matrix has good and marketable title to all of the property and assets shown in its balance sheet free and clear of any and all liens, encumbrances or restrictions, except for:

(1)     the liens, encumbrances and restrictions which are set forth in its balance sheet and the notes thereto,

(2)     taxes and assessments which may become due and payable after the date of this Agreement, and

(3)     easements or other minor restrictions with respect to its property which do not materially affect the present use of such property.

(j)     There are no unpaid assessments or proposed assessments of Federal income taxes pending against Matrix. All liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by Matrix, have been paid or the liability therefor has been provided for in the attached balance sheet and all Federal and State income or Iranchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

(k)     The Shareholders are acquiring the Common Stock of the Company solely for their own account, for investment, and not with a view to any subsequent 'distribution" thereof within the meaning of that term as defined in the Securities Act of 1933, as amended (said Act and rules and regulations promulgated thereunder being hereinafter referred to as the 'Act'). The Shareholders understand that the Common Stock of the Company has not been registered under the Act or Securities laws of any State Cstate Act') by reason of the specific exemptions therefrom, which exemptions depend in part upon the Shareholders subjective investment intent as expressed herein. In furtherance of the foregoing, each Shareholder shall be required to execute and deliver to the Company an Investment Letter, in the form attached hereto as Exhibit C, as a condition precedent to the issuance of a new share certificate for the Common Stock of the Company that will be issued to him.

(I)     The Shareholders hereby jointly acknowledge that they are either

1.     Accredited Investors' as such term is defined in Regulation D promulgated under the Act, or

2.     That they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed exchange of Matrix's stock for Common Stock of the Company, and

3.     That they are able to bear the economic risks of the investment and are able to protect their own interests in an investment of this nature.

     Matrix and the Shareholders further represent and warrant that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the

Final Reorganization Agreement

closing for a period of six (6) months from the Closing Date, except as to the warranties and representations set forth in subsection (h) hereof which shall survive for a period of three (3) years from the Closing Date.

2.     REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby makes the following express representations and warranties to Matrix and the Shareholders:

(a)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the corporate power to own its properties and carry on its business as now being conducted. Certified copies of the Company's Certificate of Incorporation and By-Laws have heretofore been furnished to Matrix and/or the Shareholders by the Company, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws including all amendments thereto.

(b)       The Company has the corporate authority to issue a total of 100,000,000 shares of $0.001 par value Common Stock, of which 2,995,000 shares are presently issued and outstanding. The beneficial owners of such shares, as reflected on the records of the Company, are identified in Exhibit D to this Agreement.

(c)       On the closing date of this Reorganization Agreement 995,000 shares of the restricted Common Stock of the Company will be repurchased by the Company for a nominal consideration, and cancelled forthwith. Concurrently, Company will effect a reverse split of the remaining 2,000,000 shares of its registered Common Stock in the ratio of 1 share for each 1.9929668 shares outstanding immediately prior to the reverse split. Upon the completion of the above referenced stock repurchase and reverse split, the Company will have a total of 1,003,530 shares of Common Stock which are fully paid, validly issued and outstanding.

(d)      The audited October 31, 1988, Balance Sheet of the Company which is attached hereto as Exhibit E, constitutes a substantially true and correct statement of the financial condition of the Company and the Company's assets, liabilities and income as of such date. Since the date of such Balance Sheet, the Company has not

(1)      issued any additional shares of its Common Stock, or any options to acquire such stock, to any person,

(2)      paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of Common Stock,

(3)      paid or agreed to pay any consideration in redemption of any of its issued and outstanding shares of Common Stock, or

(4)      entered into any other transaction or agreement which would, or might, materially impair the shareholder's equity of the Company as reflected in such Balance Sheet.

(e)      The Company has the corporate power and authority to execute and perform all of its duties and obligations under the terms of this Agreement and to issue and deliver to the Shareholders the shares of Common Stock that are required to be issued and delivered under the terms of this Agreement.

(f)      The execution and delivery of this Agreement, and the issuance of Common Stock required to be issued hereunder, will have been duly authorized by all necessary corporate action and neither the execution nor delivery of this Agreement nor the issuance of Common Stock nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the Certificate of Incorporation or ByLaw of the Company or any indenture, agreement or other instrument to which the Company is a party, or by which it is bound or by which any of its property is bound.

(g)      The Company is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been

(1)      provided for in the financial statements attached hereto as Exhibit E, or

(2)     disclosed to Matrix and the Shareholders in writing.

(h)      There are no unpaid assessments or proposed assessments of Federal income taxes pending against the Company. All liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by the Company, have been paid or the liability therefor has been provided for in the attached Balance Sheet and all Federal and State income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

(i)      The shares of Common Stock which will be delivered to the Shareholders pursuant to the terms of this Agreement will, on delivery in accordance with the terms hereof, be duly authorized, validly issued and fully paid and nonassessable.

Final Reorganization Agreement

The Company further represents and warrants that all of the representations and warranties set forth above arc true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of six (6) months from the Closing Date.

     3.     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder shall be subject to the following conditions:

(a)     The Company shall not have discovered any material error, misstatement or omission in any of the representations and warranties made by Matrix or the Shareholders herein and all the terms and conditions of this Agreement to be performed and complied with have been performed and complied with.

(b)     There shall have been no substantial adverse changes in the financial condition, business or operations of Matrix from October 31,1988, until the Closing Date, except for changes resulting from operations in the usual and ordinary course of its business, and between such dates no business and assets of Matrix shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(c)     There shall have been no substantial adverse changes in the financial condition, business or operations of the Company, except for changes resulting from those operations in the usual ordinary course of the business, and no business and assets of the Company shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(d)     The Company shall have received the opinion of F. Lynn Estep, Jr., legal counsel for Matrix, to the effect that

(1)     Matrix is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its properties and to carry on its business in the State of Texas as of the Closing Date,

(2)     Matrix's outstanding Common Stock is validly issued, fully paid and nonassessable, and

(3)     This Agreement has been duly executed and delivered by Matrix and the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders enforceable in accordance with its terms.

     4.     CONDITIONS TO TIlE OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders hereunder are subject to the following conditions:

(a)     The Shareholders shall. not have discovered any material error or misstatement in any of the representations and warranties made by the Company herein and all the terms and conditions of this Agreement to be performed and complied with by the Company have been performed and complied with.

(b)     There shall have been no substantial adverse changes in the financial condition, business or operations of the Company, except for changes resulting from those operations in the usual ordinary course of the business, and no business and assets of the Company shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(c)     The Shareholders shall have received the opinion of Leonard W. Burningham, legal counsel for the Company, to the effect that

(1)     the Company is a corporation duly organized and validly existing under the laws of the State of Utah and has the power to own and operate its properties wherever the same shall be located as of the Closing Date;

(2)     the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms;

(3)     the Common Stock which is to be delivered to The Shareholders pursuant to the terms of this Agreement has been validly issued, is fully paid and non-assessable.
     (4)     the Common Stock of the Company which was issued and outstanding prior to the Closing Date of this Agreement has been duly issued pursuant to (a) the express requirements of Rule 504 of Securities and Exchange Commission Regulation D promulgated under the

Final Reorganization Agreement

Securities Act of 1933, and (b) an effect ive registration statement under the applicable laws of (he State of Utah.

     5.     CLOSING DATE. The final closing of this Agreement shall take place in Houston, Texas on the day of January, 1989, or at such other reasonable time and place as the parties hereto shall agree upon.

     6.     EXCHANGE OF SECURITIES. Subject to the terms and conditions set forth herein, and at the time of the closing referred to in Section 5 hereof:

(a)     the Company will issue and deliver, or cause to be issued and delivered to the Shareholders identified in Schedules A-i and A-2 of Exhibit A certificates evidencing the ownership of 4,220,000 shares of the authorized but unissued shares of the Company's $0.001 par value Common Stock and concurrently therewith the Shareholders identified in Schedules A-i and A-2 of Exhibit A shall directly or through their agent deliver or cause to be delivered to the Company, certificates evidencing the ownership of 4,220,000 shares of the issued and outstanding capital stock of Matrix, duly endorsed to the Company, and

(b)     the Company will issue and deliver, or cause to be issued and delivered to the Optionholders identified in Schedule A-3 of Exhibit A options evidencing the right to purchase a total of 2,098,825 shares of the authorized but unissued shares of the Company's $0.001 par value Common Stock at a price of $1.00 per share and concurrently therewith the Optionholders identified in Schedule A-3 of Exhibit A shall directly or through their agent deliver or cause to be delivered to the Company, options evidencing the right to purchase 2,098,825 shares of the capital stock of Matrix, duly endorsed to the Company. All options issued by the Company pursuant to this Paragraph 6(b) shall be substantially identical in form, content and tennor to the options that will be surrendered by the Option holders in accordance with this Paragraph 6(b)

     7.     ACTIONS AT THE CLOSING. At the final closing of this Agreement, the Company and the Shareholders will each deliver, or cause to be delivered to the other, the shares of stock to be exchanged in accordance with Section 6 of this Agreement and each party shall pay any and all Federal and State taxes required to be paid in connection with the issuance and the delivery of their own securities. All stock certificates shall be in the name of the party to which the same are deliverable. In addition to the above mentioned exchange of certificates, the following transactions will take place at the final closing.

     The Company will deliver to The Shareholders and Matrix:

(a)     Duly certified copies of corporate resolutions and other corporate proceedings taken by the Company to authorize the execution, delivery and performance of this Agreement;

(b)     The opinion of Leonard W. Burningham, counsel for the Company, as provided for in section 4(c) hereof;

(c)     A certificate executed by a principal officer of the Company attesting to the fact that all of the foregoing representations and warranties of the Company are true and correct as of the Closing Date and that all of the conditions to the obligations of the Shareholders which are to be performed by the Company have been performed as of the Closing Date; and

(d)     A certificate of corporate good standing for the Company from the State of Utah which shall be dated no more than 60 days prior to the Closing Date.

     The Shareholders and Matrix will deliver to the Company

(a)     The opinion of F. Lynn Estep, Jr., counsel for Matrix, as provided for in Section 3(e) hereof;

(b)     A certificate of corporate good standing for Matrix from the Secretary of State of the State of Texas which shall be dated no more than 60 days prior to the Closing Date; and

(c)     A certificate by a principal officer of Matrix that each of the representations and warranties of the Shareholders and Matrix are true and correct as of the Closing Date and that all of the conditions to the obligations of the Company which are to be performed by Matrix and the Shareholders have been performed as of the Closing Date.

     8.     CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, Matrix shall conduct its business in the same manner in which it has heretofore been conducted and the Shareholders will not permit Matrix to (1) enter into any contract, other than in the ordinary course of business, or (2) declare or make any distribution in the nature ofa dividend or return of capital to the Shareholders of Matrix, without first obtaining the written consent of the Company.

     9.     BOARD OF DIRECTORS. Immediately prior to the closing, the Board of Directors of the Company shall have a meeting, at which all of the present directors of the Company shall resign, and they shall

Final Reorganization Agreement

elect as members of the Company's Board of Directors, in accordance with the By-laws of the Company, such individuals as the Directors of Matrix shall designate to (he Company in writing.
     10.     FUTURE REGISTRATION. The Shareholders understand that because the Common Stock has not been regislered under the Act or any State Act, they must hold the Common Stock indefinitely, and cannot dispose of any or all of the Common Stock unless such Common Stock is subsequently registered under the Act and any applicable State Aa, or exemptions from registration are available. The Shareholders acknowledge and understand that (hey have no independent right to require the Company to register the shares of Common Stock. The Shareholders further understand that the Company may, as a condition to the transfer of any of Common Stock, require that the request for transfer by a Shareholder be accompanied by an opinion of counsel, in form and substance satisfactory to the Company, provided at such Shareholder's expense, to the effect that the proposed transfer does not result in violation of the Act or any applicable State Act, unless such transfer is covered by an effective registration statement under the Act and is in compliance with all applicable State Acts.

     11.     TRANSFERABILITY. All shares of Common Stock which are issued to the Shareholders pursuant to the terms of this Agreement shall be restricted securities within the meaning of Regulation D of the Act. The Company shall issue stop transfer instructions to the transfer agent for its Common Stock with respect to the Stock and shall place the following legend on the certificates representing such stock:

"The shares represented by this certificate have been acquired pursuant to a transaction affected in reliance upon an exemption under the Securities Act of 1933, as amended (The "Act"), and have riot been the subject of a Registration Statement under The Act or any state securities act. The securities may not be sold or otherwise transferred in the absence of such registration or applicable exemption therefrom under the Ac' or any applicable stale securities act."

    12.     ACCESS TO INFORMATION. Concurrently herewith, the Company has delivered to the Shareholders correct and complete copies of all documents and records requested by the Shareholders. In addition, the Shareholders have had the opportunity to ask questions of, and receive answers from, officers and directors of the Company, and persons acting on its behalf concerning the terms and conditions of the Agreement, and has received sufficient information relating to the Company to enable them to make an informed decision with respect to the acquisition of the Common Stock.

     13.     NO SOLICITATION. At no time were the Shareholders presented with or solicited by any leaflet, public promotion meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with its acquisition of the Common Stock.

     14.     EXPENSES. The Shareholders, Matrix and the Company shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby, including all fees of their counsel and accountants, whether or not such transactions shall be consummated; provided that Matrix may pay the reasonable fees and expenses of the Shareholders counsel and its accountants in connection with this Agreement, the proposed transactions contemplated hereby, as well as travel and lodging expenses of its officers related to the negotiation of this Agreement, up to a maximum of $10,000. The Shareholders shall pay all other fees and expenses incurred by them or by Matrix by reason of this Agreement and the proposed transact ions contemplated hereby.

     15.     FINDERS. The Shareholders and Matrix shall indemnify and hold the Company harmless against and with respect to all claims or brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by the Shareholders or Matrix with any third party. The Company shall indemnify and hold the Shareholders and Matrix harmless against and with respect to all claims for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based in any agreements, arrangements, or understandings claimed to have been made by the Company with any third party. Each party to this Agreement represents and warrants to each other party that it has not dealt with and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim in connection with the making or negotiation of this Agreement or the transactions contemplated hereby.

     16.     ATTORNEY'S FEES. In the event of any litigation among the parties related to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs to be fixed by the Court, said fees to include appeal and collection of Judgment.

     17.     MISCELLANEOUS.

(a)     This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Utah.

(b)     This Agreement shall not be assignable by either party without prior written consent of the other.

Final Reorganization Agreement

(c)     All paragraph headings herein are inserted for convenience only. This Agreement may be executed in several counterparts, each of which shall be deemed an original, which together shall constitute one and the same instrument.

(d)     This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, 'warranties or representations other than those contained herein, and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

(e)     This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the Shareholders and Matrix and upon the successors and assigns of the Company.

(f)     All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

If to the Shareholders or Matrix:                                                                 with copies to:
Matrix Technologies, Inc.                                                                            F. Lynn Estep, Jr.
1020 Bay Area Boulevard, Suite 112                                                         2001 Bryan Tower, Suite 815
Houston, Texas 77058                                                                                Dallas, Texas 75002

If to the Company:

Cozmal Technology, Inc.
c/o Leonard W. Burningham
47 West Second South, Suite 460
Salt lake City, Utah 84101

IN WITNESS WITEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MATRIS TECHNOLOGIES, INC.                        SHAREHOLDERS IDENTIFIED IN
                                                                                   EXHIBIT A, ATTACHED HERETO.
By: Albert H. Bieser, President
                                                                                    By: Albert H. Bieser, Attorney-in-fact
Attest: F. Lynn Estep, Jr., Secretary

COZMAL TECHNOLOGH, INC.

By: Jannette Nikas, Vice President

Attest: Sheryl Ross, Secretary

Final Reorganization Agreement

EXHIBITS

EXHIBIT A, SCHEDULE A-2, Page 1
LIST OF PRIVATE PLACEMENT INVESTORS
MATRIX TECHNOLOGIES, INC.
Rule 144 Legend

Shareholder Name	Number of Shares
J. Jaffas & Co., Ltd. C/O John A. Hilton 40 rue du Rhone 1204 Geneva Switzerland	30,000 Shares
Snow Investments, S.A. C/O Hoogewerf & Co., S.A. B.P. 878 Luxembourg	29,000 Shares
Castelo Investments, Ltd. C/O Givens Hall Bank & Trust Co. P.O. Box 2097 Georgetown, Grand Cayman, BWI	20,000 Shares
Gordian Investments, Ltd. C/O Givens Hall Bank & Trust Co. P.O. Box 2097 Georgetown, Grand Cayman, BWI	10,000 Shares
Annie Laurie Auersperg Kneissl 1215 5th Avenue New York, New York 10029	10,000 Shares
Sydney Lazard P.O. Box 196 Clark Road Sandisfield, Massachusetts 01255	10,000 Shares
Max Tanner 2950 East Flamingo Road, Suite G Las Vegas, Nevada 89121	10,000 Shares
Mike Tanner 7300 Highland Valley Road Boise, Idaho 83712	10,000 Shares
Imaging Products, Inc. 10878Westheimer, Suite 178 Houston, Texas 77042	20,000 Shares
World Securities. Ltd. P.O. Box 1040, Westwind Building Georgetown, Grand Cayman, BWI	71,000 Shares
Total Private Placement Shares	220,000 Shares

EXHIBIT A, SCHEDULE A-3 - Page 1
OPTIONHOLDER LIST
MATRIX TECHNOLOGIES, INC.
Rule 144 Legend

Optionholder Name	Number of Shares
Albert H. Bieser P.O. Box 788 Seabrook, Texas 77586	623,648 Shares
F. Lynn Estep, Jr. 2001 Bryan Tower, Suite 815 Dallas, Texas 75002	572,256 Shares
Gary Bell 16431 Heathdale Houston, Texas 77059	446,624 Shares
Dr. Michael C. Trachtenberg 18543 Prince William Road Houston, Texas 77058	165,861 Shares
R. Bradford Perry 1110 Anne Street Houston, Texas 77055	88,203 Shares
John L Petersen 17519 Teal Forest Lane Spring, Texas 77379	72,000 Shares
Corporate Capital International, Ltd. 1937 Portsmouth Houston, Texas 77098	50,000 Shares
Barbara Bieser P.O. Box 788 Seabrook, Texas 77586	44,101 Shares
Dr. David Smith Haight Ashbury Free Clinic 409 Clayton Street San Fransisco, California 94117	8,939 Shares
Cardwell C. Nuckols 3625 Dubs Dread Circle Orlando, Florida 32804	8,485 Shares
Debra Minor 1221 Redford, #505 Houston, Texas 77034	5,292 Shares
Dr. David Ohlms 11745 Olive Street Road St. Louis, Missouri 63141	4,472 Shares